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Exhibit 10.10(n)

LEASE AMENDMENT "9"

        THIS AMENDMENT is attached to and hereby forms a part of that certain LEASE ("Lease") made the 1 st day of December, 1994, by and between Green, Praver Et AI ("Landlord") and Anesta Corp., a Delaware Corporation. WHEREAS, Tenant and Landlord desire to memorialize their understanding and to amend the Lease consistent therewith. NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant and Landlord agree as follows:

1.    LEASE TERM EXTENSION

        Tenant hereby exercises its first of two three (3) year option periods to extend its Lease for Suite 540 of Wiley Post Plaza consisting of 7,134 square feet. The Extended Term will commence July 1, 2003 and will end June 30, 2006.

2.    RENTAL RATES

        For this Expansion Term for Suite #540, Tenant agrees to pay to Landlord, without prior notice or demand, as annual base rental the sum of [**] for the first year of the Extended Term, payable in equal monthly payments of [**] on or before the first days of each month in advance. The first month's rent for the Extended Term shall be paid on or before July 1, 2003. The annual base rent for Suite #540 shall be increased each year, effective on each anniversary of the date by a percentage equal to the percentage increase in the United States Department of Labor Statistics New Consumer Price Index for all Urban Consumers (CPI-U, National Index, 1982-1984 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics, using as a base the index for the two months immediately preceding the commencement of the Extended Term compared to the index for the two months immediately preceding the anniversary date of the year for which the lease adjustment is being made. The foregoing notwithstanding, the annual base rent shall not be increased by more than three percent in any one year.

3.    ADDITIONAL RENT—EXPANSION PREMISES

        Tenant shall continue to pay, as additional rent for Suite #540, Tenant's proportionate share of "Basic Costs Increases" as defined in Section 2.3 of the Lease. "Tenant's Proportionate Share" for Suite #540 shall mean 3.74 percent, which is determined by dividing the 7,134 square feet being rented by Tenant by 190,628 square feet, the total rentable space in the Project. The monthly charge for additional rent for the expansion space is [**] which represents the 7,134 square feet times [**]. The additional rent rate of [**] shall be adjusted annually or at such time as there is a significant change in the costs of any item of additional rent to be paid by

**    Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Tenant as per Section 2.3. of the Lease.

4.    VALID AGREEMENTS

        Tenant and Landlord acknowledge that the Lease (with Amendments 1 through 8) is a valid and enforceable agreement and that the Tenant holds no claims against Landlord or its agents which might serve as the basis of any set-off against accruing rent and other charges or any other remedy in law or in equity. Except as is herein specifically modified and amended or as is necessary to give meaning and effectuate the terms hereof, the Lease shall remain in full force and effect, it being understood and agreed that this Amendment, upon execution, becomes a part of the total Lease.

5.    BROKERS

        Except as herein set out, Tenant represents, and warrants that there are no claims for brokerage commissions or finder's fees in connection with this Lease and agrees to indemnify Landlord against and hold it harmless from all liabilities arising from such claim, including any attorney's fees connected therewith. Landlord shall pay the brokerage fees and/or commissions payable in connection with this Lease to Asset Management Services, Inc., who represents Landlord, pursuant to the applicable listing and/or brokerage agreement between Landlord and said party.

6.    AUTHORITY OF SIGNATORIES

        The persons executing this Lease Amendment "9" on behalf of Landlord and Tenant, each represent and warrant that he or she has the authority to execute this Agreement and to bind the respective party. By signing this document on behalf of Landlord, the Property Manager (Gregory W. Strong) executing this Amendment on Landlord's behalf does not, by signing this Amendment in that capacity, agree to assume any personal liability or to perform any of the obligations under this Amendment. Such Property Manager is, however, authorized to execute this Amendment on Landlord's behalf and has the authority to bind Landlord to perform the terms of this Amendment.

IN WITNES WHEREOF, the parties have duly executed this Amendment this 15th day of May, 2003.

LANDLORD: GREEN PRAVER ET AL		TENANT: ANESTA CORP.

By:	/s/ GREGORY W. STRONG Gregory W. Strong Project Manager	By:	/s/ ROGER P. EVANS Robert J. Urban Vice President, Technical Operations

EXHIBIT A

DESCRIPTION OF PREMISES

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LEASE AMENDMENT "9"
DESCRIPTION OF PREMISES